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                                                                    EXHIBIT 99.1

          Harbor Global Company Ltd. announces the $8.5 million sale of its Russian gold exploration business
      and the pending liquidation of the Pioneer Polish Real Estate Fund.

BOSTON, MA--APRIL 11, 2001--Harbor Global Company Ltd. ("Harbor Global") (OTC BB:HRBG) announced today that its wholly owned subsidiary, Harbor Far East Exploration, L.L.C. ("Harbor Far East Exploration"), has entered into a definitive sales agreement with respect to its gold exploration business conducted by "Tas-Yurjah" Mining Company, located in the Khabarovsk Territory of the Russian Far East. Under the terms of the agreement, Harbor Far East Exploration has agreed to sell its entire 94.5% direct interest in "Tas-Yurjah" Mining Company to a Russian gold mining and exploration company for an aggregate purchase price of $8.5 million. Harbor Global expects the transaction to close during the second quarter of 2001, subject to completion of financing by the purchaser through a Russian bank.

Harbor Global also announced that it intends to liquidate its Polish real estate fund, the Pioneer Polish Real Estate Fund, S.A. (the "Fund"). In connection with the liquidation, Harbor Global's wholly owned subsidiary, PREA, L.L.C. ("PREA"), has entered into definitive agreements with the Fund's unaffiliated investors to purchase all of the shares held by such investors for an aggregate purchase price of $1.59 million. The purchase, which is expected to close during April 2001, and subsequent liquidation will relieve Harbor Global of its obligation to make capital contributions to the Fund in the amount of approximately $5.4 million pursuant to the Subscription and Shareholders' Agreement dated as of October 20, 1999 by and among the Fund and the investors. The Fund's only asset at the time of liquidation is expected to consist of cash in the approximate amount of $250,000, which will be distributed to PREA.

Harbor Global announced further that it has received a payment in the amount of approximately $2.5 million from Ashanti Goldfields Teberebie Limited related to the May 2000 sale of the Teberebie gold mine. The payment represents the first installment under the promissory note issued in connection with the purchase agreement between Harbor Global's wholly owned subsidiary, Pioneer Goldfields II Limited, and Ashanti Goldfields Teberebie Limited. Under the terms of the purchase agreement and promissory note, Ashanti Goldfields Teberebie Limited is obligated to make additional payments to Harbor Global in the amount of $11.3 million over the next 4 years.

Stephen G. Kasnet, President and Chief Executive Officer of Harbor Global, stated "We are aggressively pursuing our strategy of realizing maximum value for our shareholders."

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Harbor Global Company Ltd., a Bermuda limited duration company, was formed in
2000 to liquidate certain assets held by the former The Pioneer Group, Inc. Harbor Global, which was spun-off to Pioneer shareholders in October 2000, is headquartered in Boston, Massachusetts and has operations and assets in Russia and Poland. Harbor Global seeks to liquidate its assets in a timely fashion on economically advantageous terms. It will continue to operate its assets as going concern businesses until they are liquidated.

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This press release, as well as future oral and written statements of Harbor
Global's management, contain forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on currently available information and management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed herein. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to limited to, the timely closing of the transactions discussed in the press release and political and regulatory stability in Poland and Russia. Additional information concerning potential factors that could affect future financial results is detailed from time to time in Harbor Global's periodic reports filed with the U.S. Securities and Exchange Commission.

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